EXHIBIT 99.1

Contact: Christine Taylor (212)-572-5988

M & F WORLDWIDE CORPORATION REPORTS INCOME FOR 2005 SECOND QUARTER AND SIX MONTHS

New York, NY – August 4, 2005 – M & F Worldwide Corp. (NYSE: MFW — News), today reported results for the second quarter and six months ended June 30, 2005.

Revenues for the second quarter of 2005 were $25.3 million as compared to $24.3 million in the prior year quarter. The Company’s revenues were higher in the 2005 quarter primarily due to increased domestic sales to the international tobacco industry and the tobacco industry in the United States resulting from major customers returning to normal order patterns after completing restructuring of operations between domestic and foreign facilities. The Company’s foreign sales also increased due to a higher volume of products being sold. Net income was $6.0 million for the 2005 quarter compared to $4.9 million for the 2004 quarter. The increase in net income in the 2005 period was due mainly to higher interest income, lower interest expense and lower administrative expenses. Basic earnings per common share were $0.31 in the 2005 quarter and $0.27 per common share in the 2004 quarter. Diluted earnings per common share were $0.30 in the 2005 quarter and $0.25 per common share in the 2004 quarter.

Revenues for the six months ended June 30, 2005 were $49.4 million as compared to $50.0 million in the 2004 six month period. Decreases in domestic revenues to the international tobacco industry were substantially offset by increases in domestic revenues to the tobacco industry in the United States as major customers returned to normal order patterns after completing restructuring of operations between domestic and foreign facilities. Non-licorice domestic revenues decreased due to lower shipment volume caused by a major customer shifting orders among overseas manufacturing locations, and foreign sales increased due to a favorable exchange translation effect on the Company’s Euro sales. Net income was $12.3 million for the 2005 period compared to $10.2 million for the 2004 period. The increase in net income in the 2005 period despite the decrease in sales was due principally to income related to the favorable resolution of a claim against a former shareholder of the Company, higher interest income and lower interest expense. Basic earnings per common share were $0.64 in the 2005 period and $0.55 in the 2004 period. Diluted earnings per common share were $0.62 in the 2005 period and $0.51 in the 2004 period.

This press release may contain forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those discussed in such forward-looking statements. The following factors, among others and in addition to those described in the Company’s reports filed with the SEC (including, without limitation, those described under “Forward Looking Statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005), could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by it: (a) economic, climatic or political conditions in countries in which the Company sources licorice root; (b) economic, climatic or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) additional governmental regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used; (d) the failure of third parties to make full and timely payment to the Company for environmental, asbestos, tax and other matters for which the Company is entitled to indemnification; (e) any inability to obtain indemnification for any significant group of asbestos-related claims pending against the Company; (f) lower than expected cash flow from operations or higher than expected operating expenses; (g) the loss of one of the Company’s significant customers; (h) significant increases in interest rates; and (i) unfavorable foreign currency fluctuations. The Company assumes no responsibility to update the forward-looking statements contained in this release.

— table to follow —

M & F Worldwide Corp. and Subsidiaries Consolidated Statements of Income (in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues	$25.3	$24.3	$49.4	$50.0
Cost of revenues	12.4	11.1	23.9	23.5

Gross profit	12.9	13.2	25.5	26.5
Selling, general and administrative expenses	3.9	4.4	7.9	8.6

Operating income	9.0	8.8	17.6	17.9
Interest income	0.8	0.3	1.4	0.5
Interest expense	(0.1)	(0.4)	(0.1)	(0.9)
Other income (expense), net	--	(0.4)	0.9	(0.7)

Income before income taxes	9.7	8.3	19.8	16.8
Provision for income taxes	(3.7)	(3.4)	(7.5)	(6.6)

Net income	$6.0	$4.9	$12.3	$10.2

Earnings per common share:
Basic	$0.31	$0.27	$0.64	$0.55

Diluted	$0.30	$0.25	$0.62	$0.51